EXHIBIT 24

                       POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Larry Nichols, H. Allen Turner and Marian Moon, and each or any one of them, his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




John W. Nichols                      J. Larry Nichols
John W. Nichols, Chairman of         J. Larry Nichols, President, Chief
the  Board  and Director             Executive Officer and Director


William T. Vaughn                   Danny J. Heatly
William T. Vaughn, Vice President   Danny J. Heatly, Director
- Finance and Chief Financial
Officer


Luke R. Corbett                     Thomas F. Ferguson
Luke R. Corbett, Director           Thomas F. Ferguson, Director



David M. Gavrin                     Michael E. Gellert
David M. Gavrin, Director           Michael E. Gellert, Director



Tom J. McDaniel                     H. R. Sanders, Jr.
Tom J. McDaniel, Director           H. R. Sanders, Jr., Director



Lawrence H. Towell
Lawrence H. Towell, Director